EXHIBIT 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Slide Insurance Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Fees to Be Paid	Equity	Common stock, par value $0.01 per share	457(a)	4,600,000	$17.00	$78,200,000	0.00015310	$11,972.42

	Total Offering Amounts							$11,972.42

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$11,972.42

(1)

Represents only the additional number of shares of the Registrant’s common stock being registered, including shares of the Registrant’s common stock which the underwriters have the option to purchase to cover over-allotments. Does not include the 23,000,000 shares that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-287556) (the “Initial Registration Statement”).

(2)	Based on the initial public offering price.

(3)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. The registrant previously registered 23,000,000 shares of its common stock with an aggregate offering price of $391,000,000 on the Initial Registration Statement, which was declared effective by the Securities and Exchange Commission on June 17, 2025. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a maximum aggregate offering price of $78,200,000 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.